Exhibit 99.1

NEWS RELEASE

CONTACT: Phil Franklin,

Vice President, Operations Support, CFO and Treasurer (773) 628-0810

LITTELFUSE REPORTS SECOND QUARTER RESULTS AND ANNOUNCES DIVIDEND INCREASE

CHICAGO, July 31, 2013 – Littelfuse, Inc. (NASDAQ:LFUS) today reported financial results for the second quarter of 2013 and announced a 10% increase in the quarterly cash dividend.

Second Quarter Highlights

●	Sales for the second quarter of 2013 increased 10% sequentially and 7% year over year to $187.8 million. This included $7 million of sales from the Hamlin acquisition which closed on May 31, 2013.

●

On a GAAP basis, second quarter 2013 earnings were $1.18 per diluted share. This included $3.7 million of foreign exchange gains and $2.9 million of costs related to the Hamlin acquisition. The net of these special items was a gain of approximately $.03 per share. As expected, Hamlin added approximately $.02 to earnings per share for the second quarter excluding special items.

●

GAAP operating margin for the second quarter of 2013 was 16.7%. Excluding the $2.9 million of acquisition-related costs but including $0.5 million of amortization of intangibles for Hamlin, operating margin was 18.3% for the second quarter of 2013.

●	Sales and order trends by business unit were as follows:

o

Electronics sales (excluding Hamlin) increased 11% sequentially but declined 2% year over year. The strong sequential increase was the result of normal seasonality combined with relatively lean channel inventories. For the second consecutive quarter, orders were above sales with the second quarter book to bill of 1.01 following a 1.18 book to bill for the first quarter. Orders for July have improved over the second quarter run rate.

o

Automotive sales (excluding Hamlin) increased 18% year over year due to acquisitions (Accel and Terra) and 9% growth in passenger vehicle fuses. The commercial vehicle products business continues to recover with its second consecutive quarter of sequential growth following a sharp decline in the last half of 2012.

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o

Electrical sales declined 1% sequentially and 9% year over year due to weakness in relays and custom products reflecting completion of a few large potash projects and general weakness in the broader mining sector. This was partially offset by strong performance of the power fuse business resulting from continued success in the solar market and share gain in the core industrial market.

●

Cash provided by operating activities was $23.0 million for the second quarter of 2013 compared to $24.7 million for the second quarter of 2012. Capital expenditures for the second quarter of 2013 were $9.0 million compared to $3.5 million for the prior-year quarter reflecting current quarter spending on several capacity expansion projects to support the company’s growth plans and new product introductions.

●

On May 31, 2013, the company entered into a new $325 million credit agreement, consisting of a $225 million revolving credit facility and a $100 million term loan.  This facility, which was completed in conjunction with the Hamlin acquisition, extended the company’s debt maturities until May 2018 at current rates of LIBOR plus 1.25%. Additionally, there is an option to increase the facility by another $150 million to fund future growth opportunities.

“Overall, we had a very solid quarter with no surprises,” said Gordon Hunter, Chief Executive Officer. “The electronics business ramped up as expected. The automotive business continues to benefit from recent acquisitions and global growth in car production as well as content increases for both circuit protection and sensors. The electrical business is being affected by the expected declines in the mining segment, but is still performing well in the solar and industrial markets.”

“Strong execution and increased operating leverage, particularly in the electronics business, resulted in an improved gross margin for the second quarter,” said Phil Franklin, Chief Financial Officer. “Our efforts to drive Lean across the enterprise and focus sales resources on higher-margin niches are beginning to pay dividends.”

Outlook

“Although there is still much uncertainty in the global economy, our order rates continue to be solid with the exception of relays and custom products which are being impacted by weakness in the mining market,” said Hunter. “While none of our business segments are getting noticeably stronger overall, we are seeing strength in certain niche markets such as LED lighting and solar.”

●	Sales for the third quarter of 2013 are expected to be in the range of $195 to $205 million which, at the midpoint, represents 16% growth compared to the third quarter of 2012.

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●	Earnings for the third quarter of 2013 are expected to be in the range of $1.12 to $1.27 per diluted share.

●	The sales and earnings guidance above includes Hamlin.

Dividend

The Board has approved a 10% increase in the quarterly cash dividend from $0.20 to $0.22. This dividend is payable on September 5, 2013 to shareholders of record at the close of business on August 21, 2013. The company has increased its dividend by a double-digit percentage every year since initiation in 2010.

Conference Call and Webcast Information

Littelfuse will host a conference call today, Wednesday, July 31, 2013, at 10:00 a.m. Central / 11:00 a.m. Eastern time to discuss the second quarter results. The call will be broadcast live over the Internet and can be accessed through the company’s website: www.littelfuse.com. Listeners should go to the website at least 15 minutes prior to the call to download and install any necessary audio software. The call will be available for replay through September 30, 2013 on the company’s website.

About Littelfuse

Founded in 1927, Littelfuse is the world leader in circuit protection with growing global platforms in power control and sensing. The company serves customers in the electronics, automotive and industrial markets with technologies including fuses, semiconductors, polymers, ceramics, relays and sensors. Littelfuse has over 7,000 employees in more than 35 locations throughout the Americas, Europe and Asia.  For more information, please visit the Littelfuse website: littelfuse.com.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.

The statements in this press release that are not historical facts are intended to constitute “forward-looking statements” entitled to the safe-harbor provisions of the PSLRA. These statements may involve risks and uncertainties, including, but not limited to, risks relating to product demand and market acceptance, economic conditions, the impact of competitive products and pricing, product quality problems or product recalls, capacity and supply difficulties or constraints, coal mining exposures reserves, failure of an indemnification for environmental liability, exchange rate fluctuations, commodity price fluctuations, the effect of the company’s accounting policies, labor disputes, restructuring costs in excess of expectations, pension plan asset returns less than assumed, integration of acquisitions and other risks which may be detailed in the company’s other Securities and Exchange Commission filings. Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual results and outcomes may differ materially from those indicated or implied in the forward-looking statements. This report should be read in conjunction with information provided in the financial statements appearing in the company’s Annual Report on Form 10-K for the year ended December 29, 2012. For a further discussion of the risk factors of the company, please see Item 1A. “Risk Factors” to the company’s Annual Report on Form 10-K for the year ended December 29, 2012.

LFUS - F

# # #

LITTELFUSE, INC.

Net Sales and Operating Income by Business Unit

(In thousands of USD, unaudited)

	Second Quarter			Year-to-Date
	2013	2012	% Change	2013	2012	% Change

Net Sales
Electronics (2)	$91,450	$89,508	2%	$170,865	$166,562	3%
Automotive (3)	64,548	51,450	25%	123,933	104,076	19%
Electrical	31,768	34,895	(9% )	63,886	65,793	(3% )

Total net sales (1)	$187,766	$175,853	7%	$358,684	$336,431	7%

(1) Total net sales for both the 2013 quarter and year-to-date include $7.0M from the Hamlin acquisition.

(2) Total Electronics net sales for both the 2013 second quarter and year-to-date include $3.4M from the Hamlin acquisition.

(3) Total Automotive net sales for both the 2013 second quarter and year-to-date include $3.6M from the Hamlin acquisition.

	Second Quarter			Year-to-Date
	2013	2012	% Change	2013	2012	% Change

Operating Income
Electronics	$19,779	$15,778	25%	$31,922	$25,889	23%
Automotive	8,913	6,965	28%	18,396	16,471	12%
Electrical	5,623	9,353	(40% )	12,114	15,560	(22% )
Other (4)	(2,933)	-	n/a	(2,933)	-	n/a

Total operating income	$31,382	$32,096	(2% )	$59,499	$57,920	3%

Interest expense	644	421		1,020	844
Investment impairment (5)	-	1,033		10,678	1,558
Other (income) expense, net (6)	(4,659)	(757)		(5,568)	(656)

Income before taxes	$35,397	$31,399	13%	$53,369	$56,174	(5% )

(4) "Other" typically includes special items such as acquisition-related costs, restructuring costs, asset impairments, and gains and losses on asset sales. For the second quarter of 2013, "other" included legal and investment banking fees and other costs related to the Hamlin acquisition ($1,209K all in G&A) and a purchase accounting adjustment (ASC 805) also related to the Hamlin acquisition ($1,724K all in Cost of sales).

(5) Impairment and loan losses from investment in Shocking Technologies.

(6) Other (income) expense, net includes $3,724K of foreign exchange balance sheet revaluation for the second quarter of 2013.

LITTELFUSE, INC.

Condensed Consolidated Balance Sheets

(In thousands of USD, except share amounts)

	June 29, 2013	December 29, 2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$257,672	$235,404
Short-term investments	8,513	-
Accounts receivable, less allowances	131,122	100,559
Inventories	83,470	75,580
Deferred income taxes	10,964	11,890
Prepaid expenses and other current assets	18,819	16,532
Total net sales	5,500	5,500
Total current assets	516,060	445,465

Land	4,054	6,243
Buildings	58,709	54,559
Equipment	346,728	304,954
	409,491	365,756
Accumulated depreciation	(268,358)	(244,845)
Net property, plant and equipment	141,133	120,911
Intangible assets, net of amortization:
Patents, licenses and software	43,042	11,144
Distribution network	33,033	18,964
Customer lists, trademarks and tradenames	23,159	18,704
Goodwill	185,035	133,592
	284,269	182,404
Investment in unconsolidated entity	-	8,666
Investments	11,274	10,327
Deferred income taxes	2,917	8,090
Other assets	4,162	1,865
Total assets	$959,815	$777,728

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$36,641	$27,226
Accrued payroll	19,329	20,540
Accrued expenses	11,295	11,062
Accrued severance	306	1,033
Accrued income taxes	6,226	11,559
Current portion of long-term debt	138,000	84,000
Total current liabilities	211,797	155,420
Long-term debt, less current portion	95,000	-
Accrued post-retirement benefits	14,925	22,338
Other long-term liabilities	15,406	12,412
Total equity	622,687	587,558
Total liabilities and equity	$959,815	$777,728

Common shares issued and outstanding of 22,429,930 and 22,029,446 at June 29, 2013 and December 29, 2012, respectively.

LITTELFUSE, INC.

Consolidated Statements of Comprehensive Income

(In thousands of USD, except per share data, unaudited)

	For the Three Months Ended		For the Six Months Ended

	June 29, 2013	June 30, 2012	June 29, 2013	June 30, 2012

Net sales	$187,766	$175,853	$358,684	$336,431

Cost of sales	114,209	106,291	220,521	206,007

Gross profit	73,557	69,562	138,163	130,424

Selling, general and administrative
	34,452	31,189	63,654	59,598
Research and development expenses	5,793	4,887	11,508	10,048
Amortization of intangibles	1,930	1,390	3,502	2,858
	42,175	37,466	78,664	72,504

Operating income	31,382	32,096	59,499	57,920

Interest expense	644	421	1,020	844
Impairment and loan loss in unconsolidated affiliate	-	1,033	10,678	1,558
Other (income) expense, net	(4,659)	(757)	(5,568)	(656)

Income before income taxes	35,397	31,399	53,369	56,174
Income taxes	8,749	8,436	11,927	15,648

Net income	$26,648	$22,963	$41,442	$40,526

Net income per share:
Basic	$1.19	$1.05	$1.87	$1.86
Diluted	$1.18	$1.04	$1.85	$1.84

Weighted average shares and equivalent shares outstanding:
Basic	22,296	21,778	22,197	21,693
Diluted	22,499	22,074	22,431	22,004

Diluted Net Income Per Share
Net income as reported	$26,648	$22,963	$41,442	$40,526
Less: income allocated to participating securities	(10)	(37)	(34)	(91)
Net income available to common shareholders	$26,638	$22,926	$41,408	$40,435

Weighted average shares adjusted for securities	22,499	22,074	22,431	22,004

Diluted net income per share	$1.18	$1.04	$1.85	$1.84

Comprehensive income	$17,956	$14,682	$28,924	$41,387

LITTELFUSE, INC.

Consolidated Statements of Cash Flows

(In thousands of USD, unaudited)

	For the Six Months Ended
	June 29, 2013	June 30, 2012

OPERATING ACTIVITIES:
Net income	$41,442	$40,526
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	12,748	12,659
Amortization of intangibles	3,502	2,858
Impairment and loan loss in unconsolidated affiliate	10,678	1,558
Non-cash inventory charge (1)	1,725	205
Stock-based compensation	4,562	3,725
Excess tax benefit on stock-based compensation	(3,494)	(2,246)
Loss on sale of assets	120	60
Changes in operating assets and liabilities:
Accounts receivable	(20,246)	(21,679)
Inventories	3,354	(2,150)
Accounts payable	4,655	7,173
Accrued expenses (including post retirement)	(11,477)	(6,930)
Accrued payroll and severance	(1,725)	(3,163)
Accrued taxes	(7,563)	502
Prepaid expenses and other	724	(521)
Net cash provided by operating activities	39,005	32,577

INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(14,445)	(6,747)
Acquisition of businesses, net of cash acquired	(145,000)	(23,521)
Purchase of investment	-	(10,000)
Purchase of short-term investments	(8,478)	(4,616)
Proceeds from sales of short-term investments	-	12,401
Proceeds from sale of assets	56	441
Net cash used in investing activities	(167,867)	(32,042)

FINANCING ACTIVITIES:
Proceeds from term loan	100,000	17,000
Proceeds of revolving credit facility	152,000	-
Payments of revolving credit facility	(103,000)	(17,500)
Debt issuance costs	(808)	-
Cash dividends paid	(8,865)	(7,806)
Proceeds from exercise of stock options	15,401	10,698
Excess tax benefit on stock-based compensation	3,494	2,246
Net cash provided by financing activities	158,222	4,638

Effect of exchange rate changes on cash and cash equivalents	(7,092)	(371)

Increase in cash and cash equivalents	22,268	4,802
Cash and cash equivalents at beginning of period	235,404	164,016
Cash and cash equivalents at end of period	$257,672	$168,818

(1) Purchase accounting adjustment related to acquisitions.